EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synopsys, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-84517 and 333-68011) on Form S-3 and (Nos. 333-196428, 333-195167, 333-189019, 333-185600, 333-181875, 333-179940, 333-174587, 333-169275, 333-166274, 333-157791, 333-151070, 333-151067, 333-134899, 333-125225, 333-125224, 333-116222, 333-108507, 333-106149, 333-103636, 333-103635, 333-103418, 333-100155, 333-99651, 333-97319, 333-97317, 333-75638, 333-77000, 333-71056, 333-63216, 333-56170, 333-45056, 333-38810, 333-32130, 333-90643, 333-84279, 333-77597, 333-77127, 333-68883, 333-60783, 333-50947, 333-45181, 333-42069, and 333-22663) on Form S-8 of Synopsys, Inc. of our report dated December 12, 2014, with respect to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of November 1, 2014 and November 2, 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 1, 2014, and the effectiveness of internal control over financial reporting as of November 1, 2014, which report appears in the October 31, 2014 annual report on Form 10-K of Synopsys, Inc.
Our report dated December 12, 2014, on the effectiveness of internal control over financial reporting as of November 1, 2014, contains an explanatory paragraph that states that Synopsys, Inc. excluded from their evaluation the internal control over financial reporting of Coverity, Inc. (Coverity), which Synopsys, Inc. acquired on March 24, 2014. This acquisition is discussed in note 3 of Notes to Consolidated Financial Statements. As of and for the year ended November 1, 2014, Coverity represented, in the aggregate, approximately 1% of consolidated total assets and consolidated total revenue, respectively.

/s/ KPMG LLP
Santa Clara, California
December 12, 2014